Bitwise Funds Trust N-1A/A

Exhibit 99(j)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 26, 2022, with respect to the statement of assets and liabilities (in organization) of Bitwise Web3 ETF, a series of Bitwise Funds Trust, as of September 21, 2022, and to the references to our firm under the headings “Fund Service Providers” in the prospectus and “Miscellaneous Information”, and “Financial Statements” in the statement of additional information.

/s/ KPMG LLP

New York, New York

September 26, 2022